UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/17/2007

QUAKER CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428
(Address of principal executive offices, including zip code)

610-832-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

AC Products, Inc. ("ACP"), a subsidiary of Quaker Chemical Corporation (the "Company"), entered into a Settlement Agreement and Mutual Release of All Claims with the Orange County Water District, effective as of October 17, 2007 ("Settlement Agreement"), with respect to the litigation entitled Orange County Water District v. Northrop Corporation, et al., Orange County Superior Court Action No. 04CC00715. Pursuant to the Settlement Agreement, ACP agreed to pay $2.0 million in two equal payments of $1.0 million (the first payment being due October 31, 2007 and the second payment being due February 15, 2008). In addition to the $2.0 million payment, ACP agreed to operate the two existing groundwater treatment systems associated with its extraction wells P-2 and P-3 so as to hydraulically contain groundwater contamination emanating from ACP's site until such time as the concentrations of perchloroethylene in the groundwater from the ACP site is at or below the Federal maximum contaminant level of five micrograms per liter for four consecutive quarterly sampling events. The Company believes that the range of potential-known liabilities associated with the water remediation program, which includes the operation of extraction wells P-2 and P-3, is approximately $2.5 million to $4.6 million, for which the Company has sufficient reserves.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: October 23, 2007	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President, Secretary and General Counsel